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                                                                  Exhibit 15.13

February 4, 2002
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Registration Statement on Form F-3 of Companhia Vale do Rio Doce

With respect to the registration statement we acknowledge our awareness of the use therein of our report dated October 19, 2001 except for notes 4 and 8 for which the date is as of January 17, 2002, related to our review of interim financial information of Valesul Aluminio S.A., as of September 30, 2000 and 2001 and for each of the nine month period then ended included in the Companhia Vale do Rio Doce registration statement on Form F-3 dated February 4, 2002. Our audit report dated October 19, 2001, except for notes 4 and 8 for which the date is as of January 17, 2002, contains an explanatory paragraph that states that, as more fully described in notes 4 and 8 to the financial statements, the company has adjusted its property, plant and equipment and deferred income tax balances as a result of corrections of errors. Consequently, The Company's interim financial statements for 2000 and 2001 have been restated to conform with these adjustments.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Auditores Independentes


Rio de Janeiro, Brazil